EXHIBIT 6.6

Marketing Agreement

This Agreement, entered 04/22/2021, between SS Beverages 1 Inc., a California corporation (the Company), and Cann American Corp., a California corporation (the Sponsor), together a (Party) or (the Parties), to certify amendments to the SAFE Agreements entered on April 10th, 2020 and August 5th, 2020, into a Marketing Agreement under the terms set forth herein.

Terms:

Whereas Sponsor paid two SAFE investments totaling $30,000 USD and seeks to modify the investments into a one-time sponsorship campaign. The parties agree that the proceeds applied to the SAFE agreements will instead be applied to a fully paid marketing payment to the Company.

Whereas the Company agrees to prominently feature the Sponsor’s name and or logo as a Sponsor on the next three runs of beverage products, totaling approximately three thousand units. Such Sponsorship to commence once the Company begins its next production run.

Whereas this Agreement releases the Company from all obligations under the SAFE agreements and releases Sponsor as a SAFE investor.

All rights and obligations hereunder will be governed by the laws of the State of California, without regard to the conflicts of law provisions of such jurisdiction.

In the event that any action or proceeding is brought to enforce or interpret any provision or condition contained in this Agreement on the part of Company or Sponsor, the prevailing Party in such action or proceeding (whether after trial or appeal) shall be entitled to recover from the not prevailing Party, its expenses therein, including reasonable attorneys’ fees, reasonable experts’ fees and allowable costs.

(Signature page follows)

1

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed.

SS BEVERAGES 1, INC.

By:	/s/ Brad Mora

Name:	Brad Mora

Title:	President

Address:	1575 Treat Boulevard, Suite 215,
Walnut Creek, CA 94598

Email:	brad@flyspacestation.com

INVESTOR:

By:	/s/ Jason Black

Name:	Jason Black

Title:	President /CEO - Cann American Corp.

Address:	320 Santana Dr
Cloverdale, CA 95425

Email:	cannamericanholdings@gmail.com

2